ASSET PURCHASE AGREEMENT

                                     BETWEEN

                             KENYEN PROJECTS LIMITED

                                       AND

                              POWERINE OIL COMPANY

                               SEPTEMBER 29, 1995


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                                                 TABLE OF CONTENTS
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
I.       DEFINITIONS............................................................................................  1
         1.1      Definitions...................................................................................  1
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II.      SALE OF ASSETS.........................................................................................  5
         2.1      Sale of Assets................................................................................  5
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         2.2      "As Is" and "Where Is"........................................................................  6
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III.     PURCHASE PRICE.........................................................................................  6
         3.1      Purchase Price................................................................................  6
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         3.2      Payment of Purchase Price.....................................................................  6
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         3.3      Security for the Note.........................................................................  7
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IV.      REPRESENTATIONS AND WARRANTIES OF THE SELLER...........................................................  8
         4.1      Organization and Good Standing................................................................  8
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         4.2      Authorization; Enforceability.................................................................  9
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         4.3      Consents and Approvals........................................................................  9
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         4.4      No Violation..................................................................................  9
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         4.5      Purchased Assets..............................................................................  9
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         4.6      No Broker....................................................................................  10
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V.       REPRESENTATIONS AND WARRANTIES OF THE BUYER...........................................................  10
         5.1      Organization, Capitalization and Good Standing................................................ 10
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         5.2      Authorization; Enforceability................................................................. 10
                  -----------------------------
         5.3      Consents and Approvals........................................................................ 11
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         5.4      No Violation.................................................................................. 11
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         5.5      No Broker..................................................................................... 11
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         5.6      Total Assets or Revenues...................................................................... 11
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VI.      TAX MATTERS............................................................................................ 12
         6.1      Transfer Taxes................................................................................ 12
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         6.2      Property Taxes.................................................................................12
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         6.3      Refunds or Credits; Tax Benefits.............................................................. 14
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         6.4      Contests.......................................................................................14
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VII.     COVENANTS OF THE SELLER................................................................................ 15
         7.1      Access to Information......................................................................... 15
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         7.2      Actions Prior to Closing Date................................................................. 15
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         7.3      Ability to Shop............................................................................... 16
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         7.4      Confidentiality............................................................................... 16
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         7.5      Insurance..................................................................................... 17
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         7.6      Commercially Reasonable Efforts; Cooperation.................................................. 17
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         7.7      Purchased Assets Value Schedule............................................................... 17
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         7.8      Limits on Letter of Credit Draws.............................................................. 17
                  --------------------------------
         7.9      Replacement for Purchased Assets.............................................................. 18
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         7.10     Permitted Liens............................................................................... 18
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         7.11     Maintenance of Purchased Assets............................................................... 19
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
VIII.    COVENANTS OF THE BUYER................................................................................. 19
         8.1      Confidentiality............................................................................... 19
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         8.2      Commercially Reasonable Efforts; Cooperation.................................................. 20
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         8.3      Access to Utilities Systems................................................................... 20
                  ---------------------------
         8.4      Access to Facilities.......................................................................... 20
                  --------------------
         8.5      Collateral Assignment......................................................................... 21
                  ---------------------

IX.      CONDITIONS TO OBLIGATIONS OF THE BUYER................................................................. 21
         9.1      Truth of Representations and Warranties....................................................... 21
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         9.2      Compliance with Covenants..................................................................... 21
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         9.3      Absence of Suit............................................................................... 22
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         9.4      Proceedings and Instruments Satisfactory; Certificates........................................ 22
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         9.5      Deliveries at Closing......................................................................... 22
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         9.6      Release of Liens.............................................................................. 22
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X.       CONDITIONS TO OBLIGATIONS OF THE SELLER................................................................ 22
         10.1     Truth of Representations and Warranties....................................................... 22
                  ---------------------------------------
         10.2     Compliance with Covenants..................................................................... 23
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         10.3     Absence of Suit............................................................................... 23
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         10.4     Proceedings and Instruments Satisfactory; Certificates........................................ 23
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         10.5     Release of Liens.............................................................................. 23
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         10.6     Deliveries at Closing......................................................................... 23
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XI.      REMOVAL OF PURCHASED ASSETS............................................................................ 24
         11.1     Commencement of Removal....................................................................... 24
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         11.2     Scope of the Buyer's Responsibilities......................................................... 24
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         11.3     Confirmation of Asbestos Removal.............................................................. 25
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         11.4     Indemnification............................................................................... 26
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         11.5     Completion of Removal; Liquidated Damages..................................................... 26
                  -----------------------------------------
         11.6     Risk of Loss.................................................................................. 27
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XII.     INDEMNIFICATION........................................................................................ 28
         12.1     Requirement of Indemnification................................................................ 28
                  ------------------------------
         12.2     Procedures Relating to Indemnification........................................................ 28
                  --------------------------------------
         12.3     Defense of Third-Party Claim.................................................................. 30
                  ----------------------------
         12.4     Payment....................................................................................... 30
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         12.5     Limitation on Indemnification................................................................. 31
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         12.6     Bulk Transfer Laws............................................................................ 32
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XIII.    CLOSING................................................................................................ 33
         13.1     Time and Place................................................................................ 33
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         13.2     Items to be Delivered by the Seller........................................................... 33
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         13.3     Items to be Delivered by the Buyer............................................................ 33
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XIV.     TERMINATION............................................................................................ 34
         14.1     Termination................................................................................... 34
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         14.2     Survival after Termination.................................................................... 35
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         14.3     Deposit....................................................................................... 35
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
XV.      POST-CLOSING COVENANTS..................................................................................35
         15.1     Security...................................................................................... 35
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         15.2     Allocations................................................................................... 35
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         15.3     Licenses...................................................................................... 35
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         15.4     Sale of Platinum Catalyst Inventory............................................................36
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XVI.     AMENDMENT AND WAIVER................................................................................... 36
         16.1     Amendment..................................................................................... 36
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         16.2     Extension; Waiver............................................................................. 36
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XVII.    MISCELLANEOUS.......................................................................................... 37
         17.1     Notices....................................................................................... 37
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         17.2     Expenses...................................................................................... 38
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         17.3     Governing Law................................................................................. 38
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         17.4     Successors and Assigns........................................................................ 38
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         17.5     Partial Invalidity............................................................................ 39
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         17.6     Execution in Counterparts..................................................................... 39
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         17.7     Titles and Headings........................................................................... 39
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         17.8     Entire Agreement.............................................................................. 39
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         17.9     Announcements................................................................................. 39
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         17.10    Construction.................................................................................. 40
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         17.11    Arbitration................................................................................... 40
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         17.12    Jurisdiction.................................................................................. 41
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         17.13    Further Actions............................................................................... 42
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


                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (the "Purchase Agreement"), dated September 29, 1995, is made by and between POWERINE OIL COMPANY, a California corporation (the "Seller"), and KENYEN PROJECTS LIMITED, a Jersey corporation (the "Buyer").

                                   WITNESSETH:

         WHEREAS, the Seller wishes to sell to Buyer and Buyer wishes to purchase from the Seller certain of the assets of the Seller upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and intending to be legally bound, the Seller and the Buyer hereby agree as follows:

I.       DEFINITIONS

         Section 1.1 Definitions. When used in this Purchase Agreement, the following words or phrases have the following meanings:

         "AAA" shall have the meaning set forth in Section 17.11 hereof. "Agents" shall have the meaning set forth in Section 7.3 hereof. "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of 50% or more of any class of voting stock or of any form of voting equity interest of such other Person in the case of a Person that is not a corporation. For purposes of this definition, "control," including the terms "controlling" and "controlled," means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

         "Asbestos Certification Date" shall have the meaning set forth in
Section 11.3 hereof.

         "Asbestos Price Adjustment" shall have the meaning set forth in Section
3.1 hereof.

         "Base Purchase Price" shall have the meaning set forth in Section 3.1 hereof.

         "Buyer" shall have the meaning set forth in the preamble hereto.

         "Buyer Indemnitees" shall mean the Buyer, any present or future parent or subsidiary of the Buyer, the Buyer's successors and assigns and their respective officers, directors, employees, counsel, agents, investment bankers, accountants, and Affiliates.

         "Buyer's Asbestos Removal Costs" shall have the meaning set forth in
Section 11.3 hereof.

         "Closing" and "Closing Date" shall have the respective meanings set forth in Section 13.1 hereof.

         "Collateral Assignment" shall have the meaning set forth in Section 3.3(a) hereof.

         "Contract" shall mean a contract, indenture, bond, note, mortgage, deed of trust, lease, agreement or commitment, whether written or oral.

        "Damages" shall mean losses, costs, liabilities, reasonable expenses, taxes, interest, consultant fees, penalties, investigation expenses, inspection costs, laboratory costs and "response" costs (as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss.9601 et seq. and the California Hazardous Substances Account Act, Health & Safety Code ss.25300 et seq.) or other damages (including, without limitation, reasonable attorneys' fees and expenses and any and all reasonable expenses whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation).

         "Deposit" shall mean the sum of $2,699,964 previously delivered by the Buyer to the Seller by wire transfer of immediately available funds.

         "Dispute" shall have the meaning set forth in Section 17.11 hereof.

         "Environmental Law" shall mean any federal, state and local laws, ordinances, regulations, requirements, orders, directives, guidelines or permit conditions in existence as of the date hereof or as later enacted, promulgated, issued or adopted, regulating or relating to Hazardous Substances, including, without limiting the generality of the foregoing, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq. and the California Hazardous Substances Account Act, Health & Safety Code ss.25300 et seq., and those relating to industrial hygiene, safety, health, environmental protection, pollution of the environment (including air, surface, water, groundwater, soil and subsurface strata), or the use, analysis, generation, manufacture, storage, discharge, recycling, processing, release, threatened release, disposal, presence, transportation, investigation or remediation of Hazardous Substances.

         "Excluded Assets" shall have the meaning set forth in Section 2.1 hereof.

         "Force Majeure" shall mean Acts of God, such as earthquakes, floods or similar natural disasters, or acts of third parties beyond the control of the Buyer or the Seller, such as strikes, riots or war; provided, however, that Force Majeure shall not include any such conditions as and to the extent that the Buyer is insured against any Damages arising from or relating to its inability to remove the Purchased Assets as a result of such conditions.

         "Governmental Entity" shall mean a court, legislature, governmental agency, commission, or administrative or regulatory authority or instrumentality, domestic or foreign, including but not limited to the United States Securities and Exchange Commission.

         "Hazardous Substances" shall mean any chemical, substance, material, object, condition, waste or combination thereof which is or may be hazardous to human health or safety or to the environment, due to its harmful or potentially harmful properties or effects, including those listed, defined or regulated under any Environmental Laws, including without limiting the generality of the foregoing "hazardous substances" as that term is defined in 42 U.S.C. ss.9601, "extremely hazardous substances" as that term is defined in 42 U.S.C. ss.11049(3), "regulated substance" as that term is defined in 42 U.S.C. ss.6991(2), petroleum, petroleum products, petroleum by-products, petroleum additives, petroleum intermediates, pesticides, asbestos and all chemicals, substance, materials or wastes that are now or hereafter may be listed, defined or regulated as hazardous or toxic by any agency or entity, or under any federal, state or local law, regulation, ordinance, rule, policy or procedure.

         "ILRF" shall have the meaning set forth in Section 6.2 hereof.

         "Law(s)" shall mean a law, ordinance, rule, or regulation enacted or promulgated, or an Order issued or rendered, by any Governmental Entity.

         "Letter of Credit" shall mean an irrevocable direct pay letter of credit in an amount equal to the sum of the original principal amount of the Note plus all interest payable thereunder in accordance with the scheduled maturity thereof plus the original principal amount of any additional notes delivered by the Buyer to the Seller pursuant to Section 3.2(e) or Section 15.4 hereof plus all interest payable thereunder in accordance with the scheduled maturity thereof. The Letter of Credit shall be issued by a United States commercial banking institution reasonably acceptable to the Seller and Seller shall be entitled to draw upon the Letter of Credit upon the occurrence of any event of default under the Note or any other note delivered by the Buyer to the Seller hereunder, which draw shall be in the amount of the sum of the then-outstanding principal balance of the Note and any other note delivered by the Buyer to the Seller hereunder plus all accrued and unpaid interest thereon and all premiums payable with respect thereto plus the Seller's costs and expenses incurred in connection with the collection thereof. The Letter of Credit shall contain such other terms and provisions as are, and shall be in a form, reasonably acceptable to the Seller.

         "Liability" shall mean a liability, obligation, claim, or cause of action of any kind or nature whatsoever, whether absolute, accrued, contingent, or other and whether known or unknown.

         "Lien" shall mean a lien, mortgage, deed to secure debt, pledge, security interest, lease, sublease, charge, levy, or other encumbrance of any kind.

         "Note" shall have the meaning set forth in Section 3.2(b) hereof.

         "Order" shall mean an order, writ, ruling, judgment, injunction or decree of, or any stipulation to or agreement with, any arbitrator, mediator, or Governmental Entity.

         "PCOR" shall have the meaning set forth in Section 6.2 hereto.

         "Permitted Lien" shall mean any Lien listed or described on Schedule
7.10 attached hereto.

         "Person" shall mean an individual, corporation, partnership, limited liability company, association, joint stock company, Governmental Entity, business trust, unincorporated organization, or other legal entity.

         "Platinum Catalyst Inventory" shall mean the Seller's inventory as of the date hereof of the precious metals platinum and rhenium used as catalysts in the operation of the Refinery.

         "Platinum Price Adjustment" shall have the meaning set forth in Section
3.1 hereof.

         "Purchase Agreement" shall have the meaning set forth in the preamble hereto.

         "Purchase Price" shall have the meaning set forth in Section 3.1 hereof.

         "Purchased Assets" shall have the meaning set forth in Section 2.1 hereof.

         "Purchased Assets Value Schedule" shall have the meaning set forth in
Section 7.7 hereof.

         "Refinery" shall mean the Powerine Refinery located in Santa Fe Springs, California.

         "Required Filings and Approvals" of a party shall mean any filing of this Agreement with and the approval of such by all Governmental Entities and such other applications, registrations, declarations, filings, authorizations, Orders, consents, and approvals as may be required to be made or obtained by such party from any Person prior to consummation of the Transactions.

         "Security Agreement" shall have the meaning set forth in Section 3.3(a) hereof.

         "Seller Indemnitees" shall mean the Seller, any present or future parent or subsidiary of the Seller, the Seller's respective successors and assigns and their respective officers, directors, employees, counsel, agents, investment bankers, accountants, and Affiliates.

         "Seller" shall have the meaning set forth in the preamble hereto.

         "Takeover Proposal" shall mean any proposal, other than as contemplated by this Purchase Agreement, for an acquisition of or including the Purchased Assets, whether through a merger, consolidation, reorganization, other business combination, recapitalization, acquisition of any shares of capital stock or assets, or otherwise.

         "Tax" shall mean any Federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, gains, withholding, social security, unemployment, disability, real property, personal property, sales, use, rental, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Termination Date" shall mean September 30, 1995.

         "Third Party Claim" shall have the meaning as set forth in Section
12.2.

         "Transactions" shall mean the transactions contemplated by the Purchase Agreement.

II.      SALE OF ASSETS

         Section 2.1 Sale of Assets. Subject to the terms and conditions of this Purchase Agreement, on the Closing Date the Seller will sell, transfer, and convey to the Buyer, and the Buyer will purchase from the Seller, by appropriate instruments of assent and transfer, all of the property, assets and accessions of the Seller as of the Closing Date described as purchased assets on Schedule
2.1 attached hereto (the "Purchased Assets"), provided that the Purchased Assets shall not include the assets as are indicated as excluded assets on Schedule 2.1 attached hereto (the "Excluded Assets"). The Buyer will purchase the Purchased Assets free and clear of all Liens, other than any Liens arising from acts of Buyer, the Lien described in Section 11.5(c) hereof, the Lien contemplated by the Security Agreement and any Permitted Liens.

         Section 2.2 "As Is" and "Where Is". The Buyer shall acquire the Purchased Assets "AS IS" AND "WHERE IS," EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV HEREOF, AND ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PURCHASED ASSETS, WHETHER EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

III.     PURCHASE PRICE

         Section 3.1 Purchase Price. The purchase price to be paid by the Buyer for the Purchased Assets shall be (a) the sum of (i) $24,325,000 (the "Base Purchase Price") plus (ii) the amount, if any, by which $1,500,000 exceeds Buyer's Asbestos Removal Costs (the "Asbestos Price Adjustment") plus (iii) the amount, if any, by which $875,000 exceeds the amount equal to 50% of the proceeds of the sale of the Platinum Catalyst Inventory pursuant to Section 15.5 hereof, minus (b) the amount, if any, by which the amount equal to 50% of the proceeds of the sale of Platinum Catalyst Inventory exceeds $875,000 (any such positive or negative adjustment resulting from the sale of the Platinum Catalyst Inventory is hereinafter referred to as the "Platinum Price Adjustment") (the Base Purchase Price, as it may be adjusted by the Asbestos Price Adjustment and the Platinum Price Adjustment, is hereinafter sometimes referred to as the "Purchase Price").

         Section 3.2 Payment of Purchase Price. The Purchase Price shall be payable as follows:

         (a) Buyer has previously delivered the Deposit to the Seller in cash by wire transfer of immediately available funds, which is being held by the Seller in escrow pending Closing and is to be credited to the account of the Seller at Closing as a partial payment of the Purchase Price;

         (b) The Buyer shall pay to the Seller at Closing $300,036 in cash by certified check or wire transfer in immediately available funds;

         (c) The Buyer shall deliver to the Seller at Closing a secured promissory note in the original principal amount of $19,763,074, which note shall be in substantially the form of Schedule 3.2(b) attached hereto (the "Note");

         (d) The Buyer shall pay the Asbestos Price Adjustment, if any, in cash by wire transfer of immediately available funds within five business days after the Asbestos Certification Date;

         (e) The Buyer shall deliver to the Seller a separate secured promissory note in an original principal amount equal to that amount which, with scheduled interest and principal payments being made at the times and, in the case of interest payments, the rate set forth in the Note, would result in total payments to the Seller of an amount equal to the Platinum Price Adjustment if such Platinum Price Adjustment results in an increase in the Purchase Price, which note shall be in substantially the form of the Note and shall be delivered within five business days after the calculation of the Platinum Price Adjustment; and

         (f) The Seller shall give the Buyer a credit under the Note in a principal amount such that the sum of such principal plus the interest that would have accrued thereon until the scheduled payment thereof equals the amount of the Platinum Price Adjustment, if the Platinum Price Adjustment results in a reduction of the Purchase Price, with such credit being effective within five business days after the calculation of the Platinum Price Adjustment.

         Section 3.3 Security for the Note.

         (a) The obligations of the Buyer under the Note and any additional note delivered pursuant to Section 3.2(e) hereof shall be secured by a first priority purchase money security interest in the Purchased Assets granted by the Buyer to the Seller pursuant to the terms and conditions of a Security Agreement substantially in the form of Schedule 3.3(a) attached hereto (the "Security Agreement") and by either a collateral assignment to the Seller of a note to be acquired by the Buyer in connection with the Buyer's resale of the Purchased Assets pursuant to the terms and conditions of a Collateral Assignment of Note substantially in the form of Schedule 3.3(a-2) attached hereto (the "Collateral Assignment") or a pledge of such other proceeds as the Buyer receives in connection with such resale, which Collateral Assignment or other pledge shall be executed and delivered by the Buyer to the Seller as promptly as practicable after the Buyer completes such resale; provided, however, that the Buyer shall have no obligation with respect to such Collateral Assignment or other pledge to the extent that the Buyer has delivered the Letter of Credit to the Seller on or before the date on which the Buyer completes such resale of the Purchased Assets.

         (b) Promptly following the delivery by the Buyer of the Letter of Credit to the Seller, the Seller shall execute such documents and shall take such other action as is necessary to terminate and release its security interest in the Purchased Assets and to release the Collateral Assignment or other pledge as contemplated by Section 3.3(a) hereof, it being understood that the Buyer shall use its best efforts to deliver the Letter of Credit to the Seller as soon as practicable but in any event on or before March 31, 1996 and that the Buyer's failure to deliver the Letter of Credit by such date shall constitute an event of default under the Note and any additional note delivered pursuant to Section 3.2(e) hereof.

IV.      REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          The Seller represents and warrants to the Buyer as follows, subject to and qualified by any fact or facts disclosed in this Purchase Agreement or the Schedules hereto:

         Section 4.1 Organization and Good Standing. The Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the state of its incorporation, with all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted.

         Section 4.2 Authorization; Enforceability. The Seller has the requisite corporate power and authority to enter into and consummate the Transactions. The execution and delivery of this Purchase Agreement and the consummation of the Transactions have been duly approved and authorized by the Board of Directors of the Seller and by the Board of Directors of Powerine Holding Corp. in its capacity as the sole stockholder of the Seller. No other corporate proceedings on the part of the Seller will be necessary to authorize this Purchase Agreement and the Transactions. This Purchase Agreement has been duly executed and delivered by the Seller and, assuming this Purchase Agreement is a legal, valid, and binding obligation of the Buyer, constitutes a legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, or other similar Laws now or hereafter in effect affecting the enforceability of creditor's rights or by general principles of equity.

         Section 4.3 Consents and Approvals. Assuming the accuracy of the representations of the Buyer in Section 5.6 hereof, there are no Required Filings and Approvals of the Seller in connection with the execution and delivery of this Purchase Agreement and the consummation of the Transactions except for the consent of the licensor as described in Section 15.3 hereof.

         Section 4.4 No Violation. The execution, delivery, and performance of this Purchase Agreement by the Seller and the consummation by it of the Transactions contemplated hereby will not (a) violate any provision of the charter or by-laws of the Seller or (b) except with respect to the licenses described in Section 15.3 hereof and the obligations giving rise to the Permitted Liens, violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, result in the termination of or accelerate the performance required by, result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Purchased Assets under any of the terms of, any Contract to which the Seller is a party.

         Section 4.5 Purchased Assets. The Seller has good and valid title to the Purchased Assets, with full power and authority to transfer the Purchased Assets to the Buyer. At the Closing, good and valid title to the Purchased Assets will pass to the Buyer, free and clear of all Liens except as provided in the last sentence of Section 2.1 hereof. Notwithstanding the foregoing, no representation or warranty is made hereunder with respect to the process licenses described in Section 15.3(c) hereof.

         Section 4.6 No Broker. The Seller has not engaged or authorized any broker, investment banking firm, finder, agent, or other Person to act on its behalf, directly or indirectly, as a broker or finder in connection with the Transactions, except Lazard Freres & Co. LLC. The Seller shall be responsible for and agrees to indemnify the Buyer from and against any fees or commissions payable to Lazard Freres & Co. LLC in connection with the Transactions.

V.       REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller as follows:

         Section 5.1 Organization, Capitalization and Good Standing. The Buyer is a corporation duly organized, validly existing, and, to the extent applicable, in good standing under the laws of its jurisdiction of organization. The Buyer was incorporated and capitalized on December 8, 1994, has engaged in business continuously since that date and was not formed for the purpose of consummating the Transactions.

         Section 5.2 Authorization; Enforceability. The Buyer has the requisite corporate power and authority to enter into this Purchase Agreement and to consummate the Transactions. The execution and delivery of this Purchase Agreement and the consummation of the Transactions have been duly approved and authorized by the Board of Directors and the stockholders entitled to vote thereon of the Buyer. No other corporate proceedings on the part of the Buyer are necessary to authorize this Purchase Agreement and the Transactions. This Purchase Agreement has been duly executed and delivered by the Buyer and, assuming this Purchase Agreement is a legal, valid, and binding obligation of the Seller, constitutes a legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, or other similar Laws now or hereafter in effect affecting the enforceability of creditor's rights or by general principles of equity.

         Section 5.3 Consents and Approvals. There are no Required Filings and Approvals of the Buyer in connection with the execution and delivery of this Purchase Agreement and the consummation of the Transactions.

         Section 5.4 No Violation. The execution, delivery, and performance of this Purchase Agreement by the Buyer and the consummation by it of the Transactions will not (a) violate any provision of the charter or the by-laws of the Buyer or (b) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, result in the termination of or accelerate the performance required by, result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets of the Buyer under any of the terms of, any Contract to which the Buyer is a party or to which it or any of its assets may be subject.

         Section 5.5 No Broker. The Buyer has not engaged or authorized any broker, investment banking firm, finder, agent, or other Person to act on its behalf, directly or indirectly, as a broker or finder in connection with the Transactions.

         Section 5.6 Total Assets or Revenues. The Buyer does not regularly prepare a balance sheet or an income statement. The aggregate amount of all assets held by the Buyer, directly or indirectly, are less than the sum of $13,000,000 plus the Buyer's actual costs and expenses incurred and paid or to be paid by the Buyer incidental to the consummation of the Transactions. No other Person both (a) holds, directly or indirectly, assets equal to or in excess of $10,000,000 or had annual net sales equal to or in excess of $10,000,000, as set forth in its most recent regularly prepared balance sheet or statement of income and expenses, respectively, and (b) either (i) holds 50% or more of the Buyer's voting securities or (ii) has the contractual power presently to designate 50% of more of the members of the Buyer's Board of Directors. The Buyer understands that the Seller is relying on this representation, among other things, in determining whether any notice must be filed with the United States Department of Justice and Federal Trade Commission in connection with the Transactions.

VI.      TAX MATTERS

         Section 6.1 Transfer Taxes. (a) The Buyer intends to sell or cause to be sold all of the Purchased Assets to a third party and has no present intention to hold or use the Purchased Assets for any purpose other than for resale. At Closing, the Buyer will present to the Seller a properly completed and executed California Resale Certificate certifying that the Buyer holds a valid California seller's permit issued pursuant to the California Sales and Use Tax Law and that the Purchased Assets will be resold by the Buyer in the form of tangible personal property. The California Resale Certificate to be presented by the Buyer shall be substantially in the form set forth as Schedule 6.1 to this Purchase Agreement.

                  (b) The Buyer shall be responsible for the payment of all sales, transfer or similar Taxes imposed on the transfer of the Purchased Assets hereunder. The Buyer or the Seller, as the case may be, shall execute and deliver to the other at the Closing any certificates or other documents as the other may reasonably request to comply with any reporting, notification, or filing requirements relating to, or to perfect any exemption from, any transfer, sales or other similar Taxes.

         Section 6.2 Property Taxes.

                  (a) On the Closing Date, the Buyer shall file with the Assessor's Office of Los Angeles County (i) a Preliminary Change of Ownership Report ("PCOR") and (ii) an Improvement Lift Request Form ("ILRF") with respect to the Purchased Assets. The form of PCOR and the ILRF to be filed on the Closing Date shall be delivered by the Buyer to the Seller prior to the Closing Date, and such PCOR and ILRF shall be in form and substance acceptable to the Seller. The Buyer and the Seller shall use their best efforts to obtain separate assessments and separate liens from the Los Angeles County Assessor for the Purchased Assets and the Excluded Assets (including without limitation, the real property on which the Purchased Assets are located).

                  (b) The Buyer shall be responsible for the payment of all property and similar Taxes (including, without limitation, real property taxes, personal property taxes and taxes on improvements and fixtures and any supplemental assessments thereon) assessed with respect to the Purchased Assets for all periods following Closing. The Seller shall be responsible for the payment of all property or similar Taxes assessed with respect to the Purchased Assets for all periods through and including the Closing Date. The Seller shall give notice to the Buyer of all bills received by the Seller for property Taxes that, if not duly and timely paid, would result in a lien on any of the Purchased Assets, together with notice and evidence of payment thereof in each case within 14 days after receipt or payment thereof. In the event that the Seller does not pay any such property Taxes on or before the date on which such property Taxes are due, the Buyer may, but shall be under no obligation to, pay such property Taxes for the benefit of the Seller. The Buyer shall give to the Seller prompt notice and evidence of any such payment, and the Buyer shall thereafter be permitted to set off against any installment or installments of principal and accrued interest due under the Note an amount equal to such payment.

                  (c) At or within 30 days after the Closing, the Buyer shall deposit with the Seller into an interest bearing trust account for the benefit of the Buyer and for the purposes set forth in this Section 6.2(b) the sum of $249,855. On November 1, 1995 and February 1, 1996, the Buyer shall pay to the Seller the amount of $99,942 and $149,913, respectively, to pay the Buyer's allocable share of the property and other similar Taxes payable with respect to the Purchased Assets to the Los Angeles County Assessor on such dates. If, on or before March 1, 1996, the Los Angeles County Assessor has granted separate liens with respect to the Purchased Assets, the Seller shall deliver to the Buyer an amount equal to the excess of the amount then held in trust, including all accrued interest, over the amount, if any, of the remaining tax payments due with respect to the Purchased Assets on November 1, 1995 and February 1, 1996 as set forth above. If the Los Angeles County Assessor has not granted separate liens with respect to the Purchased Assets by March 1, 1996, the Seller shall pay to the Los Angeles County Assessor on November 1, 1996 and February 1, 1997, out of the amounts then held in trust, the Buyer's allocable share of the property and other similar Taxes payable with respect to the Purchased Assets and shall give notice of any such payment to the Buyer.

                  (d) In the event that the Buyer does not deposit the sum of $249,855 with the Seller within 30 days after the Closing as contemplated by
Section 6.2(c) hereof, the Buyer shall thereafter pay to the Seller as liquidated damages for such breach an amount equal to 10% per annum on such $249,855 for the period commencing on the 31st day after the Closing through and including the date on which such amounts are deposited with the Seller. If the Buyer does not deposit such amount with the Seller and pay all liquidated damages with respect thereto to the Seller on or before the 60th day after the Closing, the Seller shall be permitted to declare an event of default under the Note.

         Section 6.3 Refunds or Credits; Tax Benefits. Any refunds or credits of property, sales, transfer or similar Taxes with respect to the Purchased Assets, to the extent that such refunds or credits are attributable to any taxable year or period ending on or before the Closing Date, shall be for the account of the Seller. Any refunds or credits of property, sales, transfer or similar Taxes with respect to the Purchased Assets, to the extent that such refunds or credits are attributable to any taxable year or period beginning after the Closing Date and an overpayment of property, sales, transfer or similar Taxes made by the Buyer, shall be for the account of the Buyer. Each party hereby agrees to promptly remit to the other party any such amount due to the other party under this Section 6.3 upon receipt thereof or, if an amount is credited to the account of the party, upon such amount being so credited.

         Section 6.4 Contests. If the Buyer believes that it is entitled to a refund of any property, sales, transfer or similar Taxes for any reason (for example, property taxes due to the removal of Purchased Assets from the property), the Buyer shall have the right, at its sole cost and expense, to contest and/or protest the amount or validity, in whole or in part, of any such property, sales, transfer or similar Taxes by appropriate proceedings diligently conducted in good faith; provided, that the Buyer shall reimburse the Seller for any charges, penalties, fines, interest, late charges, costs and expenses incurred by the Seller in connection with its cooperation in connection with any such contest or protest. Further, promptly after any taxing authority, or agent thereof, asserts a claim for, makes an assessment of, or otherwise investigates or disputes, including, without limitation, in connection with an audit, the amount of property, sales, transfer or similar Taxes for which the Buyer is or may be liable under this Article VI to the Seller, the Seller shall provide written notice thereof to the Buyer and the Buyer shall indemnify and hold harmless the Seller Indemnitees from and against any property, sales, transfer or similar Taxes for which the Buyer is liable under this Article VI and all damages, awards, claims, action, costs and expenses (including, without limitation, attorney's fees and costs) arising from or related to such property, sales, transfer or similar Taxes. The Seller agrees not to settle or resolve any claim, assessment or dispute arising in any audit or proceeding that relates to or affects the amount of property, sales, transfer or similar Taxes for which the Buyer is liable under this Article VI without the Buyer's prior written consent, which consent shall not be unreasonably withheld.

VII.     COVENANTS OF THE SELLER

         The Seller hereby covenants and agrees with the Buyer as follows:

         Section 7.1 Access to Information. From and after the date of this Purchase Agreement and until the Closing Date or termination of this Agreement, the Buyer and its authorized representatives shall upon reasonable notice have access during normal business hours to all properties, books, records, Contracts, and documents of the Seller relating solely to any of the Purchased Assets, and the Seller shall furnish or cause to be furnished to the Buyer and its authorized representatives information solely with respect to the Purchased Assets as the Buyer may reasonably request.

         Section 7.2 Actions Prior to Closing Date. From and after the date of this Purchase Agreement and until the Closing Date or termination of this
Agreement:

                  (a) the Seller shall not undertake or institute any action, other than in the ordinary course of business or as may be required in connection with the shutdown of the Refinery or any other business exigency, which could reasonably be expected to have a material adverse effect on the Purchased Assets taken as a whole.

                  (b) the Seller shall not sell, pledge, convey, transfer, lease or encumber any of the Purchased Assets, except in the ordinary course of business.

                  (c) the Seller shall promptly notify the Buyer of any material lawsuits, claims, proceedings, or investigations of which the Seller has knowledge that may be threatened, brought, asserted, or commenced against or involving any of the Purchased Assets or the Transactions.

         Section 7.3 Ability to Shop. The Seller shall not, and shall not permit its Affiliates or their respective officers, directors, employees, counsel, agents, investment bankers, accountants, or other representatives (collectively, "Agents") to, directly or indirectly: (a) initiate contact with any Person in an effort to solicit any Takeover Proposal; (b) cooperate with, or furnish or cause to be furnished any non-public information concerning the Purchased Assets to, any Person in connection with any Takeover Proposal; (c) negotiate with any Person with respect to any Takeover Proposal; or (d) enter into any agreement or understanding with any Person with the intent to effect a Takeover Proposal.

         Section 7.4 Confidentiality. The Seller shall use its commercially reasonable efforts to insure that all confidential information which the Seller or any of its respective Agents may now possess or may hereafter create or obtain relating to the Purchased Assets or the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Buyer, including without limitation the details of the financial or ownership background of the Buyer and any other Person affiliated with the Buyer in connection with the Transactions and the Buyer's source and method of financing the Letter of Credit, the Deposit and the payment of the Base Purchase Price, shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them except pending the Closing in the business and for the benefit of the Seller, in each case without the prior written consent of the Buyer; provided, however, that the restrictions of this sentence shall not apply (a) to disclosure to existing or prospective lenders or other investors or to others whose consent may be required or desirable in connection with the consummation of the Transactions, (b) as may otherwise be required by law, (c) as may be necessary or appropriate in connection with the enforcement of this Purchase Agreement, (d) to disclosure to any potential purchasers of any or all of the Excluded Assets, (e) as may be necessary or appropriate to report the Transactions to any taxing authority (including, without limiting the generality of the foregoing, the Internal Revenue Service, the California Franchise Tax Board, the California State Board of Equalization and the Los Angeles County Assessor) or to contest or protest the assessment of Taxes imposed by any such taxing authority or (f) to the extent such information shall have otherwise become publicly available not in violation of the provisions of this Purchase Agreement.

         Section 7.5 Insurance. The Seller shall use its commercially reasonable efforts to maintain in effect until the Closing insurance covering the Purchased Assets, of the types and in the approximate amounts in effect at the date of this Agreement, and shall notify the Buyer if the Seller receives written notice that any such policy has been cancelled or has lapsed. The Seller shall have no obligation to maintain any insurance with respect to the Purchased Assets, or in any other manner to protect the Purchased Assets, at any time after the Closing.

         Section 7.6 Commercially Reasonable Efforts; Cooperation. The Seller agrees to use all commercially reasonable efforts to cause the conditions set forth in Article IX and Article X to be satisfied and to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate fully with the other parties in doing, all things necessary, proper, or advisable to consummate the Transactions.

         Section 7.7 Purchased Assets Value Schedule. Attached hereto as
Schedule 7.7 is a schedule of the fair value of the Purchased Assets (the "Purchased Assets Value Schedule"), which sets forth the fair value of each unit included within the Purchased Assets in the discretion of the Seller.

         Section 7.8 Limits on Letter of Credit Draws. Notwithstanding the terms and provisions of the Letter of Credit, the Seller shall not deliver a draw notice thereunder to the issuer thereof after the Buyer has given notice to the Seller that the Buyer is not able to remove any of the Purchased Assets from the premises of the Seller on which such Purchased Assets are located due to Force Majeure and the Seller shall thereafter refrain from delivering any such draw notice until the earlier to occur of (a) April 1, 1997 or (b) the receipt of notice from the Buyer to the Seller that the Force Majeure condition no longer prevents the Buyer from removing the Purchased Assets. The Buyer shall give notice to the Seller promptly, and in any event not more than two business days, after such Force Majeure condition no longer prevents the Buyer from so removing such Purchased Assets. If the Seller disputes the existence or continuation of any such Force Majeure condition, it shall give notice thereof to the Buyer, and any such dispute regarding the existence or continuation of a Force Majeure condition shall be resolved by arbitration in accordance with the provisions of
Section 17.11 hereof.

         Section 7.9 Replacement for Purchased Assets. In the event that any of the Purchased Assets in existence on the date of this Purchase Agreement do not exist at Closing or are not transferable at Closing by the Seller to the Buyer with the quality of title specified in Section 2.1 hereof, other than any such Purchased Assets, including without limitation consumable catalysts, chemicals and spare parts, that are used or disposed of in the ordinary course of business or as a result of the shutdown of the Refinery or any other business exigency and other than two LPG bullets, one 18-ton linkbelt rough terrain crane and one 8 1/2 ton Rodesson crane, which are addressed in the last sentence of this
Section 7.9, the Seller and the Buyer shall adjust the Base Purchase Price and the scheduled payment thereof in accordance with the fair value attributable to such Purchased Assets as set forth on the Purchased Assets Value Schedule. The Seller shall cause the aforementioned bullets and cranes to be made available for delivery to the Buyer on or before April 30, 1996.

         Section 7.10 Permitted Liens. As and to the extent the Seller receives payments under the Note, the Seller shall discharge any indebtedness of the Seller secured by any Permitted Liens and shall use its reasonable efforts to cause the holder of each Permitted Lien whose indebtedness has been paid in full to release such Permitted Lien promptly after such payment; provided, however, that the Seller shall cause the liens held by Wickland Oil Company to be released on or before November 15, 1995 and shall cause all other Permitted Liens to be released on or before the 31st day after payment by the Buyer to the Seller of the April 30, 1996 installment under the Note.

         Section 7.11 Maintenance of Purchased Assets. After the shutdown of the Refinery, the Seller, at its sole cost, agrees to drain and remove all liquid hydrocarbons (which shall exclude sludge, hydrocarbon vapors or gases and similar materials) from all of the process units as promptly as practicable and to maintain such process units in proper mothballed conditions with an inert (nitrogen) purge through the Closing to the extent such drainage and removal is completed prior to Closing. To the extent such drainage and removal is completed after Closing, the Seller shall, at its sole cost, place such process units under an inert (nitrogen) purge following such drainage and cleaning. After the later to occur of Closing or the placement of such process units under an inert (nitrogen) purge, the Buyer shall be responsible, at its sole cost, for maintaining such purge. The Seller further agrees, at its sole cost, to drain and remove all liquid hydrocarbons from all of the other Purchased Assets within 120 days after Closing and, promptly following such draining and removal, to degas such other Purchased Assets. The Seller shall give notice to the Buyer of its schedule for degassing such other Purchased Assets to permit the Buyer to coordinate the performance of its obligations under Sections 11.2(b) hereof with the completion of the Seller's performance of its obligations under this Section 7.11.

VIII.    COVENANTS OF THE BUYER

         The Buyer covenants and agrees with the Seller as follows:

         Section 8.1 Confidentiality. The Buyer shall use its commercially reasonable efforts to insure that all confidential information which the Buyer, its Affiliates, or any of their respective Agents may now possess or may hereafter create or obtain relating to the Purchased Assets shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them except pending the Closing in the business and for the benefit of the Seller, in each case without the prior written consent of the Seller; provided, however, that the restrictions of this sentence shall not apply (a) after the Closing, (b) to disclosure to existing or prospective lenders or other investors or to others whose consent may be required or desirable in connection with the consummation of the Transactions, (c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Purchase Agreement, (e) as may be necessary or appropriate to report the Transactions to any taxing authority (including, without limiting the generality of the foregoing, the Internal Revenue Service, the California Franchise Tax Board, the California State Board of Equalization and the Los Angeles County Assessor) or to contest or protest the assessment of Taxes imposed by any such taxing authority or (f) to the extent such information shall have otherwise become publicly available not in violation of the provisions of this Purchase Agreement.

         Section 8.2 Commercially Reasonable Efforts; Cooperation. The Buyer agrees to use all commercially reasonable efforts to cause the conditions set forth in Article IX and Article X to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate fully with the other parties in doing, all things necessary, proper or advisable to consummate the Transactions. The Buyer further agrees to comply with the provisions of Section 7.8 and Section 7.9 hereof as they relate to the Buyer.

         Section 8.3 Access to Utilities Systems. The Buyer agrees to permit the Seller, at Seller's expense, access after Closing to any utilities systems, including electrical, natural gas, plant air, fire water and boilers, that may be included in the Purchased Assets as and to the extent reasonably necessary to permit the Seller to perform its obligations hereunder and to remediate the Excluded Assets as necessary.

         Section 8.4 Access to Facilities. The Buyer agrees to permit the Seller, at the Seller's expense, access after Closing to the following facilities for purposes of permitting the Seller to perform its obligations hereunder:

                  (a)      sour water stripper;

                  (b) sulphur plant, including the sulphur recovery and tail gas treating units;

                  (c) refinery tankage, offsite piping, pumps and vapor recovery equipment;

                  (d)      flare system;

                  (e)      waste water and storm water systems;

                  (f)      process control equipment;

                  (g)      environmental and safety monitoring systems;

                  (h) fire trucks and other fire fighting and safety equipment;

                  (i)      tools and equipment, including laboratory equipment;
                           and

                  (j)      utilities associated with the foregoing.

         Section 8.5 Collateral Assignment. As promptly as practicable after the acquisition by the Buyer of the note described in the Collateral Assignment or other proceeds of the resale of the Purchased Assets, the Buyer shall execute and deliver to the Seller the Collateral Assignment and perform its obligations as set forth thereunder or shall pledge such proceeds, subject to the limitation set forth in Section 3.3(a) hereof.

IX.      CONDITIONS TO OBLIGATIONS OF THE BUYER

         The obligations of the Buyer to purchase the Purchased Assets at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions, unless waived in writing by the Buyer.

         Section 9.1 Truth of Representations and Warranties. The representations and warranties made by the Seller in this Purchase Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of such date.

         Section 9.2 Compliance with Covenants. The Seller shall have performed and complied in all material respects with all of its covenants and obligations under this Purchase Agreement which are to be performed or complied with by it prior to or at the Closing, and Buyer and the Seller shall have agreed upon the allocations, if any, contemplated by Section 6.2(c) hereof.

         Section 9.3 Absence of Suit. No action, suit, proceeding or investigation shall have been commenced or threatened by any Person other than a holder of a Permitted Lien against the Buyer, the Seller, or any of their officers, directors, or Affiliates seeking to modify in any material respect, or to restrain or prevent, and no Law shall have been enacted, issued or promulgated which has the effect of modifying in any material respect or restraining or preventing, the Transactions or questioning the validity or legality of the Transactions.

         Section 9.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by the Seller in connection with the Transactions shall have occurred and all certificates and other documents reasonably incident thereto as the Buyer may reasonably request shall have been delivered to the Buyer.

         Section 9.5 Deliveries at Closing. All documents and instruments required to be delivered by the Seller at the Closing shall have been delivered to the Buyer as provided in Section 13.2.

         Section 9.6 Release of Liens. All Liens shall have been released to the extent necessary for the Seller to be able to deliver to the Buyer title to the Purchased Assets of the quality set forth in Section 2.1 hereof.

X.       CONDITIONS TO OBLIGATIONS OF THE SELLER

         The obligations of the Seller to be performed hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived in writing by the Seller.

         Section 10.1 Truth of Representations and Warranties. The representations and warranties of the Buyer in this Purchase Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of such date.

         Section 10.2 Compliance with Covenants. The Buyer shall have performed and complied in all material respects with all of its covenants and obligations under this Purchase Agreement which are to be performed or complied with by the Buyer prior to or at the Closing, and the Buyer and the Seller shall have agreed upon the allocations, if any, contemplated by Section 6.2(c) hereof.

         Section 10.3 Absence of Suit. No action, suit, proceeding, or investigation shall have been commenced or threatened by any Person other than a holder of a Permitted Lien against the Buyer, the Seller, or any of their officers, directors, or Affiliates seeking to modify in any material respect, or to restrain or prevent, and no Law shall have been enacted, issued, or promulgated which has the effect of modifying in any material respect or of restraining or preventing, the Transactions or questioning the validity or legality of the Transactions.

         Section 10.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by the Buyer in connection with the Transactions shall have occurred and all certificates and other documents reasonably incident thereto as the Seller may reasonably request shall have been delivered to the Seller.

         Section 10.5 Release of Liens. All Liens shall have been released to the extent necessary for the Seller to be able to deliver to the Buyer title to the Purchased Assets of the quality set forth in Section 2.1 hereof.

         Section 10.6 Deliveries at Closing. All documents and instruments required to be delivered by the Buyer at the Closing shall have been delivered to the Seller as provided in Section 13.3.

XI.      REMOVAL OF PURCHASED ASSETS

         Section 11.1 Commencement of Removal. As promptly as practicable after Closing, the Buyer shall retain a dismantling contractor to dismantle and remove the Purchased Assets from the Refinery, and such dismantling shall commence no later than January 1, 1996; provided, however, that the Buyer shall not sell or remove from the Refinery any of the Purchased Assets, other than any asbestos and asbestos-containing materials that may be deemed to be Purchased Assets, until the Buyer shall have delivered the Letter of Credit to the Seller. The contractor shall be reasonably satisfactory to the Seller and shall be bonded in an amount which, in the reasonable discretion of the Seller, is adequate to protect the interests of the Seller and which shall be not less than $5,000,000, which bond shall be maintained until the Seller shall have confirmed in writing to the Buyer that all of the Buyer's obligations under Section 11.2 hereof have been satisfied.

         Section 11.2 Scope of the Buyer's Responsibilities. In connection with dismantling and removing the Purchased Assets, the Buyer shall be responsible at its sole cost for:

                  (a) removing and disposing of all asbestos-containing materials from all Purchased Assets and all asbestos-containing materials which are disturbed or otherwise impacted by the removal of the Purchased Assets;

                  (b) promptly following the Seller's performance of its obligations under Section 7.11 hereof, cleaning (with steam and/or solvents, as appropriate) and removing all sludge from the Purchased Assets as necessary, including final disposition of any resulting materials or other material removed during the performance of the Buyer's duties hereunder;

                  (c) removing all Purchased Assets that are affixed to the real estate down to but excluding foundation level, it being understood that the Buyer shall have no obligation to remove any such concrete foundation;

                  (d) plugging or otherwise sealing on a permanent basis reasonably satisfactory to the Seller all pipelines attached to but not included in the Purchased Assets, except for any such pipelines specified in writing by the Seller;

                  (e) removing all above-ground power and other utility transmission lines or systems other than such lines and/or systems as are specified in writing by the Seller;

                  (f) complying with all Laws, including all Environmental Laws, and all requirements of all Governmental Entities, including, without limitation, the United States and the California Occupational Safety and Health Administrations;

                  (g) complying with all closure requirements under the federal and California hazardous waste laws, including the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq. and the California Hazardous Waste Control Law, Health & Safety Code ss.ss.25100- 25250.25 to the extent that such closure requirements are applicable to the performance by the Buyer of its obligations hereunder;

                  (h) removal and disposal of all Hazardous Substances, debris or waste created by or emanating or resulting from the dismantling and removal of, or otherwise embodied in, the Purchased Assets;

                  (i) filling and grading to the grade level of the undisturbed real estate any holes, trenches or other excavations created by or resulting from the dismantling and removal of the Purchased Assets; and

                  (j) maintaining occurrence based (as opposed to claims made) general liability insurance in the amount of at least $20 million on the Purchased Assets on a combined primary and excess basis with an aggregate deductible not greater than $250,000 for the period from Closing through the delivery by the Buyer of the certification contemplated by Section 11.5(a) hereof, and providing to the Seller a certificate of insurance confirming such coverage and naming the Seller and its Affiliates as additional insureds thereon.

         Section 11.3 Confirmation of Asbestos Removal. Promptly following the satisfaction by the Buyer of its responsibilities pursuant to Section 11.2(a) hereof, the Buyer and the contractor retained by the Buyer to perform such services shall give joint written notice to the Seller certifying (a) that such services have been fully performed and (b) as to the total cost paid by the Buyer to such contractor in connection with the performance of such services ("Buyer's Asbestos Removal Costs"). The Buyer shall also furnish to the Seller such documentation as the Seller may reasonably request in connection with such certification, including without limiting the generality of the foregoing copies of all invoices, bid proposals and other payment documentation. The date on which such notice is given is referred to herein as the "Asbestos Certification Date."

         Section 11.4 Indemnification. The Buyer shall indemnify and hold the Seller Indemnities harmless from and against any Damages suffered by them resulting from, arising out of, or incurred with respect to, or in the case of any Third Party Claim, alleged to result from, arise out of or have been incurred with respect to, the performance by the Buyer of its obligations under this Article XI, all in accordance with the provisions of Article XII hereof. Such Damages shall include, but shall not be limited to, Damages with respect to any claim for any investigatory cost, cleaning cost, governmental response costs, natural resources damage, property damage, personal injury or penalty arising out of, based on or resulting from circumstances forming the basis of any violations or alleged violation of any Environmental Law; provided, however, that the Buyer shall have no liability hereunder for any preexisting environmental conditions, except as and to the extent exacerbated by the Buyer.

         Section 11.5 Completion of Removal; Liquidated Damages.

                  (a) All Purchased Assets shall be removed from the Seller's premises, and all necessary action contemplated by this Article XI shall be completed as soon as practicable after the Closing and, in any event, on or before April 1, 1997, and the Buyer shall deliver to the Seller written notice from its contractor and the Buyer's President or Chief Operating Officer certifying to such completion. Notwithstanding the foregoing, the Buyer may, by written notice given to the Seller on or before September 30, 1996, extend the date by which its obligations hereunder must be completed to a date not later than July 1, 1997. The Buyer shall continue to pursue such removal and other action until completion with all appropriate speed.

                  (b) In the event that the Purchased Assets are not removed or the other action contemplated by this Article XI is not completed on or before April 1, 1997 or, if the Buyer has given notice of a later date in accordance with Section 11.5(a) hereof, such later date, the Buyer shall, in addition to all other obligations hereunder, be obligated to pay the Seller as liquidated damages $10,000 in cash for each calendar day (or any portion thereof) during which such failure continues. The Buyer agrees that the amount of Damages for such delay will be difficult or impossible to prove, that such sum is a reasonable estimate of such Damages and that such sum constitutes liquidated damages and not a penalty. The Buyer shall be deemed to have failed to comply with its obligation hereunder until the Seller has received the certification described in Section 11.5(a) hereof. The delivery of such certification shall not be dispositive of the Buyer's performance of its obligations hereunder, and Sellers shall be entitled to collect and receive the aforementioned liquidated damages for all periods during which any failure of performance remains uncured, including any period during which the parties may be contesting the existence of any such failure.

                  (c) In addition to the liquidated damages set forth in Section 11.5(b) hereof, in the event the Buyer has not removed any of the Purchased Assets from the Seller's premises by 12:01 a.m. on April 1, 1997 or, if the Buyer has given notice of a later date in accordance with Section 11.5(a) hereof, such later date, the Seller shall have the right to cause such remaining Purchased Assets to be removed from such premises and placed into storage, disposed of or sold in any commercially reasonable manner, in each case solely for the account of the Buyer. All expenses incurred by the Seller in connection with such removal, storage, disposition and/or sale for the account of the Buyer will be the responsibility of the Buyer, and the Seller shall pay the net proceeds of any such sale, after deducting the expense thereof (including, without limitation, any Taxes payable upon any such sale) and any liquidated damages payable by the Buyer to the Seller pursuant to Section 11.5(b) hereof, to the Buyer. The Seller shall have a lien for any such expenses and liquidated damages on any Purchased Assets not removed from the Seller's premises on or before April 1, 1997 or, if the Buyer has given notice of a later date in accordance with Section 11.5(a) hereof, such later date.

         Section 11.6 Risk of Loss. The parties agree that title to, and risk of loss for, the Purchased Assets shall be transferred to the Buyer at Closing. The Seller agrees to permit the Purchased Assets to remain on the premises of the Seller following Closing without rental or other use charges for so long as the Buyer is complying with its obligations under this Article XI. The Seller shall have no liability or responsibility to any Person for any Damages to or relating to the Purchased Assets after Closing, regardless of the cause of such Damages, and the Buyer shall indemnify and hold the Seller harmless from and against all such Damages, except for any such Damages resulting from the negligence of the Seller or any of the Seller's Agents.

XII.     INDEMNIFICATION

         Section 12.1 Requirement of Indemnification. (a) The Seller shall indemnify and hold the Buyer Indemnitees harmless from and against any Damages suffered by them resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against any Buyer Indemnitee by a third party) alleged to result from, arise out of or have been incurred with respect to (i) the falsity, breach, or inaccuracy of any representation, warranty, covenant, or agreement of the Seller contained in this Purchase Agreement or in any schedule, exhibit, document, or instrument delivered in connection herewith or (ii) any Liability whatsoever of the Seller, which shall include any Liability arising out of or related to any claim described in Section 11.6 hereof resulting from the negligence of the Seller or any of Seller's Agents.

                  (b) The Buyer shall indemnify and hold the Seller Indemnitees harmless from and against any Damages suffered by them resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against any Seller Indemnitee by a third party) alleged to result from, arise out of, or have been incurred with respect to (i) the falsity, breach, or inaccuracy of any representation, warranty, covenant, or agreement of the Buyer contained in this Purchase Agreement or in any schedule, exhibit, document, or instrument delivered in connection herewith, (ii) any Liability whatsoever of the Buyer, whether arising prior to, on, or after the Closing Date, including without limitation, any Liability arising out of the Buyer's ownership of the Purchased Assets or dismantling, removal or use of any of the Purchased Assets on or after the Closing or (iii) the assessment of sales, transfer or similar Taxes in connection with the sale and/or transfer of the Purchased Assets hereunder.

         Section 12.2 Procedures Relating to Indemnification. (a) A party (the "indemnified party") seeking indemnification under this Purchase Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim") shall notify the indemnifying party in writing of the Third Party Claim within 20 days after receipt by the indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Purchase Agreement, except to the extent the indemnifying party shall actually have been prejudiced by the failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                  (b) The indemnifying party shall have the right, within 30 days after being so notified, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the indemnified party. In any such proceeding the defense of which the indemnifying party shall have so assumed, the indemnified party shall have the right to participate therein and retain its own counsel at its own expense unless (i) the indemnified party and the indemnifying party shall have mutually agreed to the retention of such counsel,
(ii) the indemnified party shall have received a written opinion of counsel to the effect that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party, or (iii) the named parties to any such proceeding (including the impleaded parties) include both the indemnifying party and the indemnified party, and representation of both parties by the same counsel would be inappropriate in the opinion of the indemnified party's counsel due to actual or potential differing interests between them; in any such case, such separate counsel may be retained by the indemnified party at the indemnifying party's expense (provided that the indemnifying party shall not be required to bear the fees and expenses of more than one counsel (plus any local counsel as may be reasonably required) for each group of similarly situated persons). To the extent that the settlement of such a Third Party Claim, the defense of which has been assumed by the indemnifying party, involves the payment of money only, the indemnifying party shall have the right, in consultation with the indemnified party, to settle those aspects dealing only with the payment of money, provided that the indemnifying party pays such money and such settlement includes a general release from the other parties to such Third Party Claim in favor of the indemnified party. In connection with any such defense or settlement, the indemnifying party shall not enter into a consent decree involving injunctive or non-monetary relief or consent to an injunction without the indemnified party's prior written consent.

                  (c) With respect to all Third Party Claims, the indemnified party shall cooperate in all reasonable respects with the indemnifying party in connection with such claims and the defense or compromise of the claims. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information reasonably relevant to the Third Party Claim, making employees available on a mutually convenient basis to provide additional information, and explanation of any material provided under this Purchase Agreement. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not, without first waiving the indemnity as to such claim, admit any liability with respect to, or settle, compromise, or discharge, the Third Party Claim, without the indemnifying party's prior written consent.

         Section 12.3 Defense of Third-Party Claim. The failure by the indemnifying party to notify the indemnified party of its election to defend any Third Party Claim within 30 days after written notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such Third Party Claim. If the indemnifying party shall not assume the defense of any such Third Party Claim, the indemnified party may defend against and, subject to obtaining the consent of the indemnifying party, which shall not be unreasonably delayed or denied, settle such Third Party Claim in such manner as it may deem appropriate.

         Section 12.4 Payment. The indemnifying party shall pay directly all Damages or shall, if the indemnified party elects to pay any Damages directly, promptly reimburse the indemnified party for any Damages paid by the indemnified party that is the subject of an indemnification given under this Article XII. The indemnifying party shall reimburse the indemnified party promptly upon demand for the amount of any judgment rendered or settlement entered into with respect to any Third Party Claim, the defense of which was not assumed by the indemnifying party, and, promptly upon demand, for all Damages paid by the indemnified party in connection with the defense against such Third Party Claim.

         Section 12.5 Limitation on Indemnification. (a) An indemnified party shall not be entitled to assert later than the date which is six months after the Closing Date any right of indemnification for any Damages suffered by it as a result of the falsity, inaccuracy, or breach of any representation or warranty (but not the breach of any covenant or agreement) by the indemnifying party set forth herein; provided however, that (i) any claim with respect to the falsity, inaccuracy, or breach of a representation or warranty with respect to title to Purchased Assets may be brought at any time, (ii) any claim with respect to the Buyer's storage, dismantling or removal of the Purchased Assets from the property of the Seller may be brought at any time prior to 180 days after the date on which all Purchased Assets have been removed and the Buyer has so certified to the Seller, as set forth in Section 11.5(b) hereof, and (iii) if there shall then be pending any claim for such indemnification hereunder which has been asserted prior to the applicable date by the indemnified party with reasonable specificity, the indemnified party shall continue to have the right to be indemnified with respect thereto.

                  (b) A Buyer Indemnitee shall not be entitled to indemnification hereunder for any Damages suffered by it as a result of the falsity, inaccuracy, or breach of any representation or warranty by the Seller unless the aggregate amount of Damages suffered by all Buyer Indemnitees for all such falsities, inaccuracies, and breaches exceeds $250,000, and then the Seller shall be responsible only for the amount of such Damages that exceeds $250,000.

                  (c) A Seller Indemnitee shall not be entitled to indemnification hereunder for any Damages suffered by it as a result of the falsity, inaccuracy, or breach of any representation or warranty by the Buyer unless the aggregate amount of Damages suffered by all Seller Indemnitees for all such falsities and breaches exceeds $250,000, and then the Buyer shall be responsible only for the amount of such Damages that exceeds $250,000.

                  (d) The aggregate amount which an indemnified party shall be entitled to receive as indemnification under this Article XII shall be reduced by the amount of all tax benefits or savings actually available to and utilized by such party as a result of any loss, liability, cost, expense, or damage giving rise to such indemnification.

                  (e) A Buyer Indemnitee shall not be entitled to be indemnified hereunder for any Damages suffered by it as a result of the falsity, breach, or inaccuracy of any representation, warranty, covenant, or agreement of the Seller contained in this Purchase Agreement or in any schedule, exhibit, document, or instrument delivered in connection herewith of which the Buyer had knowledge prior to the Closing.

                  (f) A Seller Indemnitee shall not be entitled to be indemnified hereunder for any Damages suffered by it as a result of the falsity, breach, or inaccuracy of any representation, warranty, covenant, or agreement of the Buyer contained in this Purchase Agreement or in any schedule, exhibit, document, or instrument delivered in connection herewith of which the Seller had knowledge prior to the Closing.

                  (g) Except as provided in Articles III, VI and XI, each of the parties acknowledges and agrees that, from and after the date of this Purchase Agreement, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Purchase Agreement shall be pursuant to the indemnification provisions in this Article XII; provided, however, that the procedural provisions of this Article XII shall not prevent any applicable crossclaims from being asserted in any other action initiated by a third party.

                  (h) Notwithstanding any provision in this Purchase Agreement to the contrary, the provisions of this Section 12.5 shall not apply to the Buyer's obligation to indemnify and hold the Seller Indemnitees harmless from and against any Damages suffered by any of them resulting from, arising out of or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the assessment of sales, transfer or other similar Taxes in connection with the sale and/or transfer of the Purchased Assets hereunder.

         Section 12.6 Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of any applicable bulk transfer Laws of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer; provided, however, that the Seller hereby agrees to indemnify the Buyer against and hold the Buyer harmless from, at all times after the Closing Date, any and all Liabilities (including reasonable legal fees) related to or arising out of the failure to comply with such bulk sales laws.

XIII.    CLOSING

         Section 13.1 Time and Place. The closing of the Transactions (the "Closing") shall take place at the offices of Duane, Morris & Heckscher, One Liberty Place, Philadelphia, PA 19103 as promptly as practicable after the satisfaction or waiver of the conditions set forth herein, or at such other date and place as may be agreed upon by the parties (the "Closing Date").

         Section 13.2 Items to be Delivered by the Seller. At the Closing, the Seller shall deliver in accordance with this Purchase Agreement, among other things, the following:

                  (a) A bill of sale for the transfer and conveyance to the Buyer of the Purchased Assets together with a memorandum of sale, substantially in the form of Schedules 13.2(a) and 13.2(b) attached hereto.

                  (b) A certificate, signed by an officer of the Seller, stating that the representations and warranties made by the Seller in this Purchase Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, that the Seller has in all material respects performed and complied with all of its obligations under this Purchase Agreement which are to be performed or complied with by it prior to or on the Closing Date, and that to the knowledge of the Seller all conditions to the obligations of the Buyer to be performed hereunder have been satisfied or waived. The delivery of such certificate shall be and constitute a representation and warranty of the Seller as of the Closing Date to each of the facts stated therein.

                  (c) A certified copy of the duly adopted resolutions of the Board of Directors of the Seller authorizing and recommending the Transactions.

                  (d) A copy of each approval, consent, assignment, contract, novation, release, or waiver made or obtained by the Seller in connection with the Transactions.

                  (e) Form UCC-1 financing statements signed by Seller covering the Purchased Assets to be filed with the California Secretary of State and to be recorded in the real estate records of Los Angeles County as a notice filing only with respect to ownership of such assets by Buyer.

                  (f) Such other documents, instruments, or certificates as the Buyer may reasonably request.

         Section 13.3 Items to be Delivered by the Buyer. At the Closing, the Buyer shall deliver, among other things:

                  (a) A certificate, signed by an officer of the Buyer, stating that the representations and warranties made by the Buyer in this Purchase Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, that the Buyer has in all material respects performed and complied with all of its obligations under this Purchase Agreement which are to be performed or complied with by it prior to or on the Closing Date, and that to the knowledge of the Buyer all conditions to the obligations of the Seller to be performed hereunder have been satisfied or waived. The delivery of such certificate shall be and constitute a representation and warranty of the Buyer as of the Closing Date to each of the facts stated therein.

                  (b) The Note and the Security Agreement.

                  (c) A certified copy of the duly adopted resolutions of the Buyer's Board of Directors authorizing the Transactions.

                  (d) A memorandum of sale for the Purchased Assets substantially in the form included in Schedule 13.2 attached hereto.

                  (e) Such other documents, instruments, and certificates as the Sellers may reasonably request.

XIV.     TERMINATION

         Section 14.1 Termination. This Purchase Agreement may be terminated and the purchase and sale of the Purchased Assets abandoned at any time prior to the Closing Date:

                  (a) by mutual consent of the Seller and the Buyer; or

                  (b) by the Buyer if, by the Termination Date, or any later date to which the Closing is extended pursuant to Section 13.1 hereof, any of the conditions provided in Article IX of this Purchase Agreement have not been met and have not been waived in writing by the Buyer, except as a result of the willful acts or omission of the Buyer; or

                  (c) by the Seller if, by the Termination Date, or any later date to which the Closing may be extended pursuant to Section 13.1 hereof, any of the conditions provided in Article X of this Purchase Agreement have not been met and have not been waived in writing by the Seller, except as a result of the willful acts of omissions of the Seller.

         Section 14.2 Survival after Termination. The obligations contained in Sections 7.4, 8.1, 14.3, 17.2, 17.3, 17.9, 17.11 and 17.12 hereof shall survive any termination of this Purchase Agreement.

         Section 14.3 Deposit. Upon any termination of this Purchase Agreement, the Seller shall return the Deposit to the Buyer.

XV.      POST-CLOSING COVENANTS

         Section 15.1 Security. The Buyer and the Seller acknowledge that each of them shall have an interest in the security of the Refinery following Closing. The Buyer and the Seller agree that, for so long as both the Buyer and the Seller remain present on the Refinery property, they shall jointly arrange for security to protect the Purchased Assets and the Excluded Assets from vandalism, sabotage or other damage following Closing, and the cost of such security shall be shared equally by the Buyer and the Seller. The Buyer and the Seller acknowledge that the foregoing provisions of this Section 15.1 are intended solely as a cost-sharing arrangement and are not intended to, and shall not, of themselves create any liability or risk of loss with respect to the Excluded Assets on the part of the Buyer or with respect to the Purchased Assets on the part of the Seller.

         Section 15.2 Allocations. The Buyer and the Seller acknowledge that the determination of the amount of certain expenses required by this Agreement to be borne by either the Buyer or the Seller, including without limitation certain utilities expenses, will require that an allocation of certain expenses be made between the Buyer and the Seller, and the Buyer and the Seller agree to cooperate in good faith to arrive at an equitable allocation of such expenses.

         Section 15.3 Licenses. The Buyer and the Seller shall cooperate in connection with obtaining the consent of the licensor to the transfer to the Buyer of any licenses currently held by the Seller and necessary for the Buyer to use the Purchased Assets, it being understood that (a) all fees and expenses incurred in connection with any such transfer that represent accrued and unpaid royalties or termination fees that are the obligation of the Seller under such licenses shall be borne by the Seller and any other fees shall be borne by the Buyer; (b) the Buyer and the Seller shall use their respective best efforts in joint negotiations with the licensors to permit the Seller to assign such licenses to the Buyer and to reduce the amount of the Seller's obligations as set forth in Section 15.3(a) hereof; (c) the Seller shall not be obligated to transfer or assign any such license to the Buyer unless and until the equipment to which such license relates is dismantled and ready for shipment by the Buyer and provided, further that if the Buyer, the Seller and the licensor have not agreed upon the amount due from the Seller pursuant to Section 15.3(a) hereof, the Seller may assign such licenses to the Buyer on a quitclaim basis, without any representation or warranty as to the authority or power of the Seller to assign such licenses or as to the rights granted to the Buyer pursuant to such assignment; and (d) the Buyer's obligation to consummate the Transactions shall not be conditioned upon the consent of any such licensor to the assignment of such license by the Seller to the Buyer.

         Section 15.4 Sale of Platinum Catalyst Inventory. The Buyer and the Seller acknowledge that the Seller intends to use its best efforts to sell all of the Platinum Catalyst Inventory as promptly as possible after Closing at the highest obtainable price. The Seller shall give the Buyer notice of any such sale, which notice shall specify the proceeds received by the Seller in connection therewith and shall set forth the calculation of the Platinum Price Adjustment, if any.

XVI.     AMENDMENT AND WAIVER

         Section 16.1 Amendment. This Purchase Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed in the same manner as this Purchase Agreement.

         Section 16.2 Extension; Waiver. At any time prior to the Closing Date, the Seller or the Buyer may: (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed and delivered on behalf of such party. The failure of any party hereto to enforce at any time any provision of this Purchase Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Purchase Agreement or any part hereof or the right of such party hereafter to enforce each and every such provision. No waiver of any breach of this Purchase Agreement shall be held to constitute a waiver of any other or subsequent breach.

XVII.    MISCELLANEOUS

         Section 17.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, sent by Federal Express, Express Mail, or similar overnight delivery or courier service, or delivered (in person or by telecopy, telex, or similar communications equipment) against receipt to the party to whom it is given, addressed as follows:

         if to the Seller, to:

                  Powerine Oil Company
                  12354 Lakeland Road
                  Santa Fe Springs, CA  90670
                  Attention:  A. L. Gualtieri, Chairman
                  Telecopy No: (310) 944-8522

         with a copy to:

                  Duane, Morris & Heckscher
                  4200 One Liberty Place
                  Philadelphia, Pennsylvania  19103-7396
                  Attention:  Thomas G. Spencer, Esq.
                  Telecopy No.:  (215)  979-1020

         if to Buyer:

                  Kenyen Projects Limited
                  15406 Paladora Drive
                  Houston, TX  77083
                  Attention:  Vas P. Kenyen
                  Telecopy No.:  (713) 879-1315

         with a copy to:

                  Marshall B. Brown, P.C.
                  2600 South Gessner, Suite 300
                  Houston, TX 77063-3291
                  Attention:  Marshall B. Brown, Esq.
                  Telecopy no:  (713) 665-5566

or to such other address as the Person to whom notice is given may have previously furnished to the other party in writing in accordance herewith.

         Section 17.2 Expenses. Each party shall bear its own expenses in connection with this Purchase Agreement and the Transactions.

         Section 17.3 Governing Law. This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its rules on conflicts of law.

         Section 17.4 Successors and Assigns. This Purchase Agreement shall not be assigned by either party without the written consent of the other party and any attempted assignment without such written consent shall be null and void and without legal effect, except that the Seller may assign any or all of its rights hereunder to a purchaser or purchasers of some or all of the Excluded Assets, including without limitation the real estate on which the Purchased Assets are located, provided that, if continued ownership or control of any Excluded Assets that may hereafter be sold by the Seller is necessary for the performance by the Seller of any of its obligations hereunder, the purchaser of such Excluded Assets shall have agreed in writing to assume any such obligations of the Seller pursuant to a written agreement that, by its express terms, specifies that the Buyer shall be a third party beneficiary thereof and shall be entitled to enforce its rights hereunder directly against any such purchaser. This Purchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the Persons entitled to indemnity under Article XII.

         Section 17.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Purchase Agreement, but this Purchase Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the Transactions to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Purchase Agreement.

         Section 17.6 Execution in Counterparts. This Purchase Agreement may be executed in counterparts, both of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by both of the parties and delivered to each of the parties.

         Section 17.7 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Purchase Agreement.

         Section 17.8 Entire Agreement. This Purchase Agreement, together with all schedules and exhibits hereto and any documents delivered pursuant to this Purchase Agreement, contains the entire understanding of the parties hereto with regard to the subject matter contained herein.

         Section 17.9 Announcements. Announcements to the public, employees, customers, or suppliers concerning the Transactions by the Seller or the Buyer shall be subject to the approval of the other parties in all essential respects, except that the approval by the other parties shall not be required as to any statements and other information which a party may submit to any Governmental Entity or pursuant to any Law.

         Section 17.10 Construction. The parties acknowledge that both parties and their counsel have participated fully in the negotiation and preparation of this Purchase Agreement and agree that, in any construction or interpretation of this Purchase Agreement, no provision shall be construed against the interest of either party on the basis that such party drafted such provision.

         Section 17.11 Arbitration.

                  (a) Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof (whether arising in contract, tort, statute or any other legal or equitable theory), that solely involves the Seller and the Buyer (a "Dispute"), including, but not limited to, any dispute as to whether any matter submitted by a party is arbitrable within the scope of this Section 17.11, shall be settled by final and binding arbitration in accordance with the then existing Rules of Practice and Procedure of the American Arbitration Association ("AAA"), except as expressly modified in this Agreement. The only exceptions to the preceding provisions of this Section 17.11 are that either party shall have the absolute right, at any time prior to the entry of the award by the arbitrators, to seek any provisional remedy including but not limited to temporary injunctive relief (without waiver of any other rights or remedies under this Agreement) against the other party from any court of competent jurisdiction on such grounds as would exist for the granting of such provisional remedy in the absence of this Agreement and that the provisions of this Section 17.11 shall not prevent any applicable cross-claims from being asserted in any other action initiated by a third party.

                  (b) The arbitration shall be conducted by three arbitrators. The Seller or the Buyer may submit a Dispute covered by this Section 17.11 to arbitration by filing a demand for arbitration and providing written notice to the other party. The parties shall mutually select the arbitrators within five business days after the filing of the demand for arbitration, so long as the persons meet the qualifications set forth below. If the parties do not, for any reason whatsoever, mutually select the arbitrators within five business days after the filing of the demand for arbitration, either party may submit a written request to AAA for a list of seven persons qualified to serve as the arbitrators. A person shall be deemed qualified to serve as an arbitrator if such person is (a) impartial; (b) a lawyer or retired judge; and (c) willing and able to conduct the arbitration in accordance with the provisions of this
Section 17.11. Within two business days after the last party actually receives the list from AAA, the parties (or their authorized representatives) shall meet and take turns striking names from the list, with the party striking first chosen by a coin toss, until three names remain. The persons whose names remain on the list shall serve as the arbitrators. If the parties do not, for any reason, meet to strike names from the list within the foregoing period, the arbitrators shall be selected by AAA within two business days after the expiration of the foregoing period, and the selection of the arbitrators by AAA shall be final and binding and shall not be subject to challenge for any reason whatsoever.

                  (c) The arbitration shall be conducted in Los Angeles, California. The arbitrators shall issue an award in writing, which shall set forth in general the reasons therefor, not later than ten business days following the conclusion of the arbitration. The award shall be final and binding, and judgment thereon may be entered by any court of competent jurisdiction. Each party shall bear such party's own attorney's fees and expenses in connection with the arbitration and shall bear one-half of the arbitrators' fees and expenses and the cost of a transcript of the arbitration proceedings.

         Section 17.12 Jurisdiction. Any action, suit or proceeding concerning this Purchase Agreement, including without limitation any such action, suit or proceeding to obtain an enforceable court order with respect to an arbitration award pursuant to Section 17.11 hereof, may be brought only in any United States District Court in the State of California or the appropriate State court in the State of California and the parties hereto consent to the personal jurisdiction of such courts. In any action, suit, or proceeding to enforce an arbitration award pursuant to Section 17.11 or any order entered with respect thereto, each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that such arbitration award or order may not be enforced in or by such court. In any such action, suit, or proceeding, each party waives personal service of any summons, complaint, or other process and agrees that service thereof may be made in accordance with Section 17.1. Within 30 days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served shall appear or answer such summons, complaint, or other process. Should the party so served fail to appear or answer within such 30-day period or such extended period, as the case may be, such party shall be deemed in default and judgment may be entered by the other party against such party.

         Section 17.13 Further Actions. At any time and from time to time, each party hereto agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Purchase Agreement and to more effectively carry out the terms and the transfer of assets contemplated by this Purchase Agreement.




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         IN WITNESS WHEREOF, the parties hereto have caused this Purchase
Agreement to be duly executed as of the date and year first above written.

                                          KENYEN PROJECTS LIMITED

                                          By:    /s/ Vas P. Kenyen
                                                 ---------------------------
                                          Title: Attorney in Fact
                                                 ---------------------------


                                          POWERINE OIL COMPANY

                                          By:    /s/ A. L. Gualtieri
                                                 ---------------------------

                                          Title: President
                                                 ---------------------------